Exhibit 99.1

RE:	MHI Hospitality Corporation 4801 Courthouse Street, Suite 201 Williamsburg, VA 23188 (757) 229-5648

TRADED: AMEX: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bill Zaiser Chief Financial Officer (301) 220-5400	Vicki Baker General Information (703) 796-1798

FOR IMMEDIATE RELEASE

FRIDAY, AUGUST 3, 2007

MHI HOSPITALITY CORPORATION ANNOUNCES REFINANCING

OF HILTON SAVANNAH DESOTO HOTEL

Williamsburg, VA – August 3, 2007 – MHI Hospitality Corporation (AMEX: MDH) announced today that through its subsidiary, Savannah Hotel Associates, L.L.C., the Company has entered into and closed a $23 million, 10-year mortgage refinancing with MONY Life Insurance Company of the existing note and security deed on the Hilton Savannah DeSoto. After payment of customary refinancing closing fees and expenses, Savannah Hotel Associates intends to use approximately $11.2 million of the proceeds to fund a product improvement plan of the hotel in connection with its relicensing of the hotel with Hilton. An additional $9.4 million of the proceeds will be allocated to repay and satisfy existing indebtedness secured by the hotel and $2.4 million will pay down obligations on the Company’s existing credit facility. The new mortgage loan matures August 1, 2017, bears interest at 6.06% per year and only requires payment of interest for the first 36 months of its term.

Andrew M. Sims, President and Chief Executive Officer of MHI Hospitality Corporation, commented, “We are very pleased with the enhanced financial terms of this refinancing, which compares very favorably with the existing mortgage’s interest rate of 7.49%. A portion of these proceeds will be deployed to reposition the Savannah DeSoto Hotel in conjunction with our asset’s newly extended Hilton franchise license.”

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale and upper upscale full service hotels in the Mid-Atlantic, Midwest and Southeastern United States. Currently, the Company’s portfolio consists of seven properties comprising 1,723 rooms, all of which operate under the Hilton, InterContinental Hotels Group and Starwood Hotels and Resorts brands. In addition, the

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MHI Hospitaility Corporation

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Company has a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is listed on the Russell Microcap™ Index. The Company is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Forward-Looking Statements

This presentation includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. General economic conditions, including the timing and magnitude of the recovery in the hospitality industry, future acts of terrorism, risks associated with the hotel and hospitality business, the availability of capital, the ability of the Company to acquire additional hotel properties, the timely completion of planned hotel renovations, and other factors, may affect the Company’s future results, performance and achievements. These risks and uncertainties are described in greater detail in the Company’s current and periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.